CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports for Wells Fargo Advantage International Bond Fund and Wells Fargo Advantage Emerging Markets Local Bond Fund (collectively referred to as the Wells Fargo Advantage Income Funds), two of the funds comprising the Wells Fargo Funds Trust, dated December 21, 2012, incorporated herein by reference, and to the references to our firm under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

February 27, 2013